EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Pooled Trust of our report dated December 20, 2024, relating to the financial statements and financial highlights of Delaware Global Listed Real Assets Fund (now known as Macquarie Global Listed Real Assets Fund), which appears in Delaware Pooled Trust's Certified Shareholder Report on Form N- CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2025